Exhibit 99.1

Stride, Inc.’s Chairman Nathaniel A. Davis to Retire

Board of Directors elects Dr. Craig R. Barrett as Chairman

RESTON, Va.--(BUSINESS WIRE)--August 4, 2022--Stride, Inc. (NYSE: LRN)—a leading provider of innovative, high-quality, and tech-enabled education solutions— announced that its Board of Directors has elected Dr. Craig R. Barrett as Chairman of the Board. Dr. Barrett will succeed Nathaniel A. Davis, outgoing Board Chairman, and former CEO, who is retiring Sept 30, 2022, after a remarkable 13-year career with the company.

“It has been a privilege to serve as a member of a board and executive team that expanded learning options for millions of students across the country,” said Mr. Davis. “I am incredibly confident in the future of Stride and am thrilled that Craig will be taking over as Board Chairman. He and CEO James Rhyu have a long-standing commitment to helping students access high-quality education. I’m proud that Craig will support James in leading the company through its next phase of growth and innovation.”

During his tenure, Mr. Davis led the company in its improvement of student academic outcomes, retention, and graduation rates. He prioritized the customer experience, strengthened teacher tools and student-teacher interaction opportunities, and ushered in an era that expanded the Company’s use of new technologies.

Importantly, he also launched the company’s career learning business, which gives students the chance to explore opportunities in high-demand careers. Stride’s career learning business currently serves more than 42,000 students, growing 36% year-over-year. As part of this effort, Mr. Davis led transformative investments in three of the nation’s leading workforce development companies—Galvanize, MedCerts, and Tech Elevator.

Under his leadership, Stride’s revenues topped $1.5 billion on an annual basis, while increasing profitability and free cash flow.

“It’s an honor to be elected to chair the Board,” said Dr. Barrett. “I’m extremely excited about Stride’s potential, and value the company’s legacy of innovation and its commitment to the students, families, schools, and customers that Nate championed. I look forward to leading the Board in building on Stride’s strong foundation to create long-term shareholder value.”

Dr. Barrett joined the Stride Board as a director in September 2010. He served as Chairman and CEO of Intel Corporation, which he joined in 1974, until his retirement in 2009. Prior to Intel, Dr. Barrett served as a faculty member in the Department of Materials Science and Engineering at Stanford University.

Dr. Barrett currently serves as Chair of the Carnegie Institution of Science and President and Chair of BASIS Schools, Inc . He earned bachelor’s, master’s, and doctoral degrees in materials science from Stanford University.

About Stride, Inc.

At Stride, Inc. (NYSE: LRN), we are reimagining learning—where learning is lifelong, deeply personal, and prepares learners for tomorrow. The company has transformed millions of people’s teaching and learning experiences by providing innovative, high-quality, tech-enabled education solutions, curriculum, and programs directly to students, schools, the military, and enterprises in primary, secondary, and postsecondary settings. Stride is a premier provider of K-12 education for students, schools, and districts, including career learning services through middle and high school curriculum. For adult learners, Stride delivers professional skills training in healthcare and technology, as well as staffing and talent development for Fortune500 companies. Stride has delivered millions of courses over the past decade and serves learners in all 50 states and more than 100 countries. The company is a proud sponsor of the Future of School, a nonprofit organization dedicated to closing the gap between the pace of technology and the pace of change in education. More information can be found at stridelearning.com, K12.com, galvanize.com, techelevator.com, and medcerts.com.

Contacts

Stride, Inc. Press Contact:
Dana Still
Communications Director
Stride, Inc.
dstill@k12.com